Exhibit 99.1

News Release

American National Group, Inc., Galveston, Texas

Contact: Timothy A. Walsh (409) 766-6553

American National Announces Second Quarter 2020 Results

Galveston, Texas, August 3, 2020 - American National Group, Inc. (NASDAQ: ANAT) (formerly American National Insurance Company)(1) and subsidiaries (collectively, the “Company”) announced net income for the second quarter of 2020 of $210.5 million or $7.83 per diluted share, compared to $98.8 million or $3.67 per diluted share for the same period in 2019. The increase in net income for the second quarter of 2020 was primarily attributable to an after-tax net gain on equity securities of $236.1 million or $8.78 per diluted share due to favorable equity market conditions, compared to $53.0 million or $1.97 per diluted share for the same period in 2019.

Net income for the second quarter of 2020 included after-tax net realized investment losses of $49.0 million or $1.82 per diluted share, compared to after-tax net realized investment earnings of $6.4 million or $0.23 per diluted share during the same period in 2019. The after-tax net realized investment loss in the second quarter of 2020 included an expense of $41.2 million or $1.53 per diluted share due to changes in estimated credit losses resulting from our adoption of new accounting guidance, which was effective January 1, 2020 and had no impact on 2019(2). The increase in estimated credit losses was primarily due to the economic disruption relating to the novel coronavirus (COVID-19) and its impact on some of our mortgage loans.

After-tax net loss for the six months ended June 30, 2020 was $9.9 million or $0.37 per diluted share, down from net income of $357.1 million or $13.28 per diluted share for the same period in 2019. The net loss for the six months ended June 30, 2020 included an after-tax net loss on equity securities of $26.7 million or $0.99 per diluted share compared to an after-tax net gain on equity securities of $216.0 million or $8.03 per diluted share for the same period in 2019. The year-to-date loss on equity securities in 2020 was primarily driven by the first quarter downturn in financial markets resulting from the impacts of COVID-19.

In addition, the net loss for the six months ended June 30, 2020 included after-tax net realized investment losses of $71.5 million or $2.66 per diluted share, compared to after-tax net realized investment earnings of $42.0 million or $1.56 per diluted share for the same period in 2019. The after-tax net realized investment loss for the six months ended June 30, 2020 included an expense of $79.4 million or $2.95 per diluted share due to changes in estimated credit losses resulting from our adoption of the aforementioned new accounting guidance(2). In addition, earnings from unconsolidated affiliates decreased from prior year due to reduced sales of real estate development entities and lower valuations of alternative investment entities given current market conditions.

After-tax adjusted net operating income for the second quarter of 2020 was $23.4 million or $0.87 per diluted share compared to $39.4 million or $1.47 per diluted share for the same period in 2019. The decrease in earnings was driven by higher catastrophe losses in our property and casualty homeowners line of business and a reduction in earnings from our life business. During the second quarter of 2020, our life business had unfavorable mortality experience in early duration term policies when compared to the second quarter of 2019. This change in life mortality was not related to COVID-19.

After-tax adjusted net operating income for the six months ended June 30, 2020 was $88.3 million or $3.28 per diluted share compared to $99.1 million or $3.69 per diluted share for the same period in 2019. The decrease in earnings is primarily the result of less investment income in 2020 and an unfavorable change in mark-to-market reserves in our indexed annuity products.

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For the six months ended June 30, 2020, total life insurance in force increased by $5.0 billion to $123.1 billion, and book value per share declined slightly to $221.90 primarily due to a $2.66 loss per diluted share resulting from changes in estimated credit losses(2).

In regard to COVID-19, American National continues to be fully operational with the majority of our employees working remotely. We continue to monitor developments related to the COVID-19 pandemic to assess its impact on our business; however, due to the evolving and highly uncertain nature of this event, it currently is not possible to estimate with reasonable confidence the ultimate direct and indirect impact of COVID-19 on our business, results of operations, financial condition, or liquidity. To date, COVID-19 has impacted us most notably with economic uncertainty and volatility in the financial markets in which we invest and with the diminished ability of certain of our clients and borrowers to make timely payments to us. This has resulted in our taking protective measures to mitigate the impact of COVID-19 on performance and increase liquidity should a need arise. Additional discussion and detail about our response to COVID-19 and its impacts on us will be contained in our Form 10-Q for the quarterly period ended June 30, 2020, which we expect to file on a timely basis with the Securities and Exchange Commission.

(1)

Effective July 1, 2020, American National Group, Inc. was established as the parent company of American National Insurance Company under a previously announced holding company reorganization. As a result of the reorganization, American National Group, Inc. replaced American National Insurance Company as the publicly held corporation.

(2)	Effective January 1, 2020, the Company adopted ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.

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A reconciliation of adjusted net operating income, a non-GAAP measure, to GAAP net income is included in the following table.

American National Consolidated Financial Highlights

(Preliminary & Unaudited in millions, except per share data)

	Quarters Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income (loss) (GAAP basis)	$210.5	$98.8	$(9.9)	$357.1

Adjustments to eliminate the impact of:
Unrealized gains (losses) on equity securities	$236.1	$40.8	$(27.5)	$201.2
Net gains on equity securities sold	—	12.2	0.8	14.8

Net gains (losses) on equity securities	$236.1	$53.0	$(26.7)	$216.0

Adjustments to eliminate the impact of:
Net realized investment gains (losses)	$3.1	$(7.9)	$6.4	$(5.5)
Change in estimated credit loss (2)	(41.2)	—	(79.4)	—
Equity in earnings (losses) of unconsolidated affiliates	(10.7)	13.3	1.6	45.2
Net gain (loss) attributable to noncontrolling interest	0.2	(1.0)	0.1	(2.3)

Net realized investment earnings (losses)	$(49.0)	$6.4	$(71.5)	$42.0

Adjusted net operating income(3) (non-GAAP basis)*	$23.4	$39.4	$88.3	$99.1

Per diluted share
Net income (loss) (GAAP basis)	$7.83	$3.67	$(0.37)	$13.28
Net gains (losses) on equity securities	8.78	1.97	(0.99)	8.03
Net realized investment earnings (losses)	(1.82)	0.23	(2.66)	1.56

Adjusted net operating income(3) (non-GAAP basis)*	$0.87	$1.47	$3.28	$3.69

Weighted average number of diluted shares upon which computations are based	26,887,129	26,888,964	26,889,448	26,889,936

	As of
	June 30, 2020	December 31, 2019
Book value per diluted share	$221.90	$222.74

*

This measure is non-GAAP because it is not based on accounting principles generally accepted in the United States. This non-GAAP measure is used by the Company to enhance comparability between periods and to eliminate the impact of certain items listed in footnote 2, which can fluctuate in a manner unrelated to core operations due to factors such as market volatility, interest rate changes and credit risk. In the opinion of the Company’s management, inclusion of this non-GAAP measure is meaningful to provide an understanding of the significant factors that comprise the Company’s periodic results of operations and financial condition.

(2)

Effective January 1, 2020, the Company adopted a new accounting standard that significantly changes how it estimates credit losses for most of our investments, reinsurance recoverables and certain other assets. Upon adoption, a cumulative effect adjustment was made reducing stockholders’ equity by $33.5 million or $1.25 per diluted share. Beginning in the first quarter of 2020, changes in the estimate of these expected credit losses are recognized through income. The total change in credit loss for the first six months of 2020 reduced net income by $79.4 million or $2.95 per diluted share. The new guidance was effective January 1, 2020 and had no impact on 2019.

(3)

Adjusted net operating income excludes the after-tax impact of net gains (losses), both realized and unrealized, on equity securities and net realized investment earnings. Realized investment earnings (losses) are comprised of realized investment gains on assets excluding equity securities, changes in estimated credit loss, and earnings (losses) from our equity in unconsolidated affiliates and non-controlling interests.

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American National is a family of companies that has, on a consolidated GAAP basis, $29.0 billion in assets, $23.0 billion in liabilities and $6.0 billion in stockholders’ equity. American National Insurance Company, founded in 1905 and headquartered in Galveston, Texas, and its other American National subsidiaries offer a broad portfolio of products and services, which include life insurance, annuities, property and casualty insurance, health insurance, credit insurance, and pension products. The American National companies operate in all 50 states. Major insurance subsidiaries include American National Life Insurance Company of Texas, American National Life Insurance Company of New York, American National Property and Casualty Company, Garden State Life Insurance Company, Standard Life and Accident Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company.

American National Insurance Company has been assigned an ‘A’ rating by A.M. Best Company and an ‘A’ rating by Standard & Poor’s, both of which are nationally recognized rating agencies, and is licensed to conduct the business of insurance in all states except New York.

For more information, including company news and investor relations information, visit the company’s web site at www.AmericanNational.com.

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